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                                                                 EXHIBIT 99.1

                  SONUS NETWORKS ANNOUNCES 3-FOR-1 STOCK SPLIT

WESTFORD, MASS., AUGUST 15, 2000 - Sonus Networks (Nasdaq: SONS), a leading provider of voice infrastructure solutions for the new public network, today announced that the Company's board of directors has approved a three-for-one stock split of the Company's common stock. The stock split will be effected in the form of a stock dividend and stockholders of record at the close of business on September 29, 2000 will be entitled to two additional shares of common stock for each outstanding share of common stock held on that date. The additional shares are expected to be distributed by the Company's transfer agent on or about October 6, 2000 and the Company expects that its common stock will begin trading on a split-adjusted basis on October 9, 2000.

ABOUT SONUS NETWORKS

Sonus Networks, Inc. is a leading provider of voice infrastructure products for the new public network. Sonus' solutions enable service providers to deploy an integrated network capable of carrying both voice and data traffic, and to deliver a range of innovative, new services. The Sonus Open Services Architecture(TM) (OSA) and award-winning Packet Telephony suite cut the time-to-market for competitive new service products, allowing carriers and third-party developers to expand marketshare and build important new revenue streams. Its highly scalable products fully interoperate with and extend the life and utility of today's public network. Sonus embodies in its management and staff decades of experience in developing carrier-class voice, data and multimedia solutions for implementation in the world's largest networks. Sonus, founded in 1997, is headquartered in Westford, Massachusetts. Additional information on Sonus is available at http://www.sonusnet.com.

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Sonus that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to Sonus' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These risk factors include, among others, the Company's ability to grow its customer base, dependence on new product offerings, market acceptance of our products, rapid technological and market change and manufacturing and sourcing risks.

For more information, please contact:

Beth Morrissey
Sonus Networks
978-589-8579
bmorrissey@sonusnet.com

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